EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Media: Carter Cromley	Investors: Elizabeth Corse
(703) 667-6110	(703) 667-6984
carter.cromley@savvis.net	elizabeth.corse@savvis.net

SAVVIS Announces Proposed $300 Million Offering of Convertible Senior Notes

ST. LOUIS – May 3, 2007 – SAVVIS, Inc. (NASDAQ:SVVS), a global leader in IT infrastructure services for business applications, today announced that it intends to offer, subject to market and other considerations, $300 million aggregate principal amount of unsecured Convertible Senior Notes due May 15, 2012. SAVVIS also intends to grant the underwriters an over-allotment option to purchase up to $45 million aggregate principal amount of additional notes. The interest rate, conversion price and other terms of the notes will be determined by negotiations between SAVVIS and the underwriters. SAVVIS expects to use proceeds from the offering for general corporate purposes, which may include refinancing of existing debt, capital expenditures, and acquisitions.

The securities will be issued pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission. Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. will act as joint book-running lead managers for the offering. A prospectus relating to the offering may be obtained by contacting Morgan Stanley & Co. Incorporated, Attn: Prospectus Dep’t, 180 Varick Street, New York, NY 10004, 212-761-4000; or Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, fax: 212-902-9316, or e-mail prospectus-ny@ny.email.gs.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About SAVVIS

SAVVIS, Inc. (NASDAQ: SVVS) is a global leader in IT infrastructure services for business applications. With an IT services platform spanning North America, Europe, and Asia, SAVVIS is an industry leader in delivering secure, reliable, and scalable hosting, network, and application services. These solutions enable customers to focus on their core business while SAVVIS ensures the quality of their IT systems and operations. SAVVIS’ strategic approach combines virtualization technology, a global network and 24 data centers, and automated management and provisioning systems.